EXHIBIT 5.1
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Jones Lang LaSalle Incorporated
200 East Randolph Drive
Chicago, Illinois   60601


Ladies and Gentlemen,

      As Global General Counsel of Jones Lang LaSalle Incorporated ("JLL"), I have acted as counsel to JLL in connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Act") of 750,000 additional shares of JLL's Common Stock under the Jones Lang LaSalle Incorporated Employee Stock Purchase Plan (the "Plan"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

      In connection with the opinion set forth below, I have examined such records and documents and have made such investigations of law and fact as I have deemed necessary.

      Based upon and subject to the foregoing, I am of the opinion that the shares of JLL Common Stock have been duly authorized by requisite corporate action by JLL, and, when issued, delivered and paid for in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

      I hereby consent to the filing of this legal opinion as an exhibit to the Registration Statement.

                                    Very truly yours,


                                    /s/ Mark J. Ohringer
                                    Mark J. Ohringer, Esq.
                                    as Global General Counsel